EXHIBIT 99.1

                             GRANT PARK FUTURES FUND

[LOGO]

             WEEKLY COMMENTARY FOR THE WEEK ENDED FEBRUARY 11, 2005

                 GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     2/11/05

                          Weekly ROR     MTD ROR     YTD ROR

Class A Units                0.75%        2.46%       -3.65%
Class B Units                0.73%        2.43%       -3.76%
* Subject to independent verification

The Fund posted small gains during the past week. Profits came mainly from positions in the stock index and fixed income sectors. Positions in the soft/agricultural commodities sector resulted in losses.

Long positions in the stock index sector recorded gains, mostly from advances that saw foreign equity markets close at some of their highest levels in thirty-two months. Longs in the Paris CAC-40 benefited as the index closed higher on the news that Societe Generale had bettered analysts' profit expectations for the previous quarter. This spurred a wave of buying in the banking sector that pushed the index above the 4,000 level for the first time since June of 2002. In London, the FTSE-100 traded above the 5,000 level for the first time in two-and-a-half years on talk of mergers and acquisitions concerning, among others, soft drink/candy giant Cadbury Schweppes. A boost in British mining shares also helped to sustain the rally. Longs in the Italian MIB profited from a rally in utility stocks. Elsewhere, the Canadian S&P, Tokyo Nikkei and Spanish IBEX all settled higher for the week, benefiting long positions in those markets.

Short positions in the Australian 90-day bank bill contract made gains as prices for the short-term interest rate instrument fell on a statement from Reserve Bank of Australia officials warning that the economy was facing an increasing shortage of labor that could translate into a bottleneck at the nation's ports. Bill prices sank as investors speculated that the central bank would move to raise short-term rates there by 25 basis points at its May meeting and would have a fifty-percent chance of tightening rates by a further 25 basis points before the end of the year. Shorts in the British short-sterling contract also profited as prices there were lower for the week. Prices for longer-dated fixed income instruments traded higher for the session, favoring long positions in the German bund and Eurex BOBL markets.

Short positions in the agricultural/soft commodities sector registered losses on higher prices in the grain markets. July soybeans at the Chicago Board of Trade closed the week 20.75 cents higher at $5.2775 per bushel after reports of dry weather in Brazilian growing regions induced investors to cover short positions. Prices for soybean meal and soybean oil also settled higher, bringing losses to shorts there. Also, shorts in corn and wheat lost ground as prices in those markets were higher by the end of the week.

Lastly, in other sectors, long positions in the Australian dollar helped foreign currency positions to post profits for the week as the prospect of higher interest rates in Australia sparked a rally in the currency. Short positions in the energy sector recorded losses as prices for natural gas and heating oil finished higher for the week.


              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600,           Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com